Exhibit 99.1

Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Airgas News Release

Investor Contact: Melissa Nigro (610) 902-6206 melissa.nigro@airgas.com	Media Contact: James Ely (610) 902-6010 jim.ely@airgas.com

For release:          Immediately

Airgas Refinances Credit Facility

RADNOR, PA — January 14, 2005 — Airgas, Inc. (NYSE: ARG) today announced it has amended and restated its senior credit facility with a syndicate of banks. The five-year $450 million senior unsecured credit facility (the “Credit Agreement”), consists of a US$308 million and C$50 million (the US dollar equivalent of $42 million) revolving credit line and a $100 million term loan. The Credit Agreement supersedes the credit agreement dated July 30, 2001, as amended (the “2001 Agreement”), which would have matured in July 2006 and permitted the company to borrow up to the equivalent of $463 million. The company’s initial borrowings under the Credit Agreement total $299 million.

The current borrowing rate is LIBOR plus 95 basis points, down from LIBOR plus 200 basis points under the 2001 Agreement. Additionally, the covenants under the new Credit Agreement provide the Company with more flexibility to complete acquisitions and make restricted payments. The Company expects to file the Credit Agreement as an Exhibit to its Form 10-Q for the period ended December 31, 2004.

“Last November, we said we were looking to refinance our credit facility and the savings have come in as expected,” said Roger Millay, senior vice president and chief financial officer. “Additionally, we have increased our flexibility to take actions that maximize shareholder value. Our lending group’s recognition of the sustainability of our cash flows and the Company’s strong performance since closing the 2001 Agreement contributed to this successful transaction.”

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of about 900 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: a borrowing rate of LIBOR plus 95 basis points; and taking actions to maximize shareholder value. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: a change in the Company’s credit rating by Moody’s and/or Standard & Poor’s causing the LIBOR spread to increase or decrease; a lack of acquisition candidates; a decision not to repurchase shares or increase the dividend; an economic downturn; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2004, and Forms 10-Q dated June 30, 2004 and September 30, 2004 filed by the Company with the Securities and Exchange Commission.

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